Exhibit 16.1

October 9, 2020
GRANT THORNTON LLP
U.S. Securities and Exchange Commission
757 Third Avenue, 9th Floor	Office of the Chief Accountant
New York, New York, 10017	100 F Street, NE
Washington, DC 20549

D +1 212 599 0100	Re: Coinbase Global, Inc
F +1 212 370 4520
Dear Sir or Madam:

We have read the disclosure regarding the change in registered public accounting firms included under the caption “Change in Accountants” in the Registration Statement and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership